                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A
                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of Earliest Event Reported): May 31, 1996


                              F.Y.I. INCORPORATED

             (Exact Name of Registrant as Specified in its Charter)



                  Delaware                          0-27444                       75-2560895
               ---------------                 ----------------                ----------------
               (State or other                 (Commission File                (I.R.S. Employer
               jurisdiction of                     Number)                      Identification
               incorporation)                                                       Number)


               3232 McKinney Avenue
               Suite 900
               Dallas, Texas                                                            75204
               ----------------------------------------                             ----------
               (Address of Principal Executive Offices)                             (Zip Code)


                                 (214) 953-7555

              (Registrant's Telephone Number, Including Area Code)

Reference is made to the Current Report on Form 8-K (the "Form 8-K") filed by F.Y.I. Incorporated on June 14, 1996. The Form 8-K is hereby amended to read in its entirety as follows:

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         B&B ACQUISITION

         On May 31, 1996, B&B (Baltimore-Washington) Acquisition Corp. ("B&B"), a wholly-owned subsidiary of F.Y.I. Incorporated (the "Company"), acquired by merger B&B Information and Image Management, Inc., ("B&B Information") pursuant to an Agreement and Plan of Reorganization (the "B&B Agreement"), dated as of May 31, 1996, by and among the Company, B&B, B&B Information and Charles J. Bauer, Jr. (such acquisition is referred to herein as the "B&B Acquisition"). B&B's primary lines of business include micrographic, electronic imaging and database services.

         The aggregate consideration paid by the Company as a result of the B&B Acquisition was determined pursuant to arm's length negotiations and consisted of 183,333 shares of common stock, par value $.01 per share ("Common Stock"), of the Company and $3,097,073 in cash. Of such 183,333 shares of Common Stock, a total of 13,889 shares will be held in escrow for a period of 120 days from the date of closing as security against any indemnification claim. The Common Stock issued in the B&B Acquisition is contractually restricted as to resale for two years.

         The primary source of the cash portion of the purchase price used in the B&B Acquisition was the Company's proceeds from it's initial public offering in January 1996.

         PREMIER ACQUISITION

         On May 31, 1996, Premier Acquisition Corp. ("Premier"), a wholly-owned subsidiary of the Company, acquired by merger Premier Document Management, Inc. ("Premier Document") and PDM Services, Inc. ("PDM") pursuant to an Agreement and Plan of Reorganization ("Premier Agreement"), dated as of May 31, 1996, by and among the Company, Premier Document and PDM and Brian E. Whiteside, Christopher S. Moore, Lynnette C. Pomerville and Gary T. Siervert (the "Premier Stockholders") (such acquisitions are referred to herein as the "Premier Acquisition"). Premier provides medical records release services in the States of California and Washington.

         The aggregate consideration paid by the Company as a result of the Premier Acquisition was determined pursuant to arm's length negotiations and consisted of 69,919 shares of Common Stock and $858,850 in cash for Premier Document and $300,000 in cash for PDM.
         An amount equal to $200,000 in cash will be retained by the Company for a period of 120 days from the date of closing as security and as an offset for any breach of the Premier Agreement by Premier Document, PDM or the Premier Stockholders. The Common Stock issued in the Premier Acquisition is contractually restricted as to resale for two years. The Company will make an additional lump-sum, cash and stock earn-out payment on March 1, 1997 to the Premier Stockholders, up to a maximum earnout amount of $6,000,000, to the extent that earnings before interest, taxes, depreciation and amortization of Premier Document and PDM for the eight month period ending December 31, 1996 exceeds $406,000 on March 1, 1997.

         The primary source of the cash portion of the purchase price used in the Premier Acquisition was the Company's proceeds from it's initial public offering in January 1996.

         COOK ACQUISITION

         On June 28, 1996, Robert A. Cook Acquisition Corp. ("Cook Acquisition") and RAC (California) Acquisition Corp. ("RAC Acquisition"), both wholly-owned subsidiaries of the Company, acquired substantially all of the non-cash assets of Robert A. Cook and Staff, Inc. ("Cook") and RAC Services, Inc. ("RAC"), respectively pursuant to an Asset Purchase Agreement (the "Cook Agreement"), dated as of June 28, 1996 among Cook Acquisition, RAC Acquisition, the Company, Cook, RAC, Robert A. Cook (the "Shareholder") and Anna M. Cook as Co-Trustees of the Cook 1993 Living Trust (such acquisitions are referred therein as the "Cook Acquisition"). Cook and RAC are litigation support businesses in California.

         The aggregate consideration paid by the Company as a result of the Cook Acquisition was determined pursuant to arm's length negotiations and consisted of $11,266,000 million in cash. An amount equal to $1,000,000 in cash will be retained by the Company for a period of 90 days from the date of closing as security and as an offset for any breach of the Cook Agreement by Cook, RAC or Shareholder.

         The primary source of the cash consideration used in the Cook transaction was provided from the Company's line of credit with Banque Paribas.

         The description of the foregoing acquisition agreements are qualified in their entirety by reference to the copy of such agreements filed as exhibits to this Form 8-K/A.

         The Company is not aware of any material relationship that existed prior to the B&B Acquisition, the Premier Acquisition and the Cook Acquisition (collectively referred to as the "New Acquisitions"), between the Company, its officers and directors, on the one hand, and the New Acquisitions and their shareholders, on the other.

         The assets of the Acquired Businesses include accounts receivables, inventory, equipment and other real and personal property. The Company intends to continue the utilization of these assets in a manner consistent with that of their historical usage, providing document management services, including electronic imaging, micrographics and publishing services, medical records releases services and litigation support services to its customers.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)     Financial Statements.

                 See Index to Financial Statement.

         (b)     Pro Forma Financial Information.

                 See Index to Financial Statement.

         (c)     Exhibits

                 10.17    Agreement and Plan of Reorganization, dated as of May
                          31, 1996, by and among F.Y.I.  Incorporated, B&B
                          (Baltimore-Washington) Acquisition Corp., B&B
                          Information and Image Management, Inc. and Charles J.
                          Bauer, Jr.(1)

                 10.18    Agreement and Plan of Reorganization, dated as of May
                          31, 1996, by and among F.Y.I.  Incorporated, Premier
                          Acquisition Corp., Premier Document Management, Inc.,
                          PDM Services, Inc., Brian E. Whiteside, Christopher
                          S. Moore, Lynnette C. Pomerville and  Gary T.
                          Siervert.(1)

                 10.19 Asset Purchase Agreement, dated as of June 28, 1996, by and among F.Y.I. Incorporated, Robert A. Cook
                          Acquisition Corp., Robert A. Cook and Staff, Inc. and
                          RAC Services, Inc., Robert A.  Cook and Robert A.
                          Cook and Anna M. Cook, as Co-Trustees of the Cook
                          1993 Living Trust.

                 10.20    First Amendment to Credit Agreement, dated as of June
                          26, 1996, by and among F.Y.I. Incorporated and its subsidiaries and Banque Paribas, IB55 Sweden Bank &
                          Trust, and First Source Financial LLP.

                 10.21    Warrant issued to Ed H. Bowman, Jr.

                 10.22    Warrant issued to Robert C. Irvine.

                 21.1     List of subsidiaries of F.Y.I. Incorporated

                 23.1     Consent of Arthur Andersen LLP

                 23.4     Consent of C.W. Amos & Company, LLC

                 23.5     Consent of Moss Adams, LLP

                 (1)      Previously filed as an exhibit to the Company's
                          Current Report on Form 8-K filed on June 14, 1996 and incorporated herein by reference.

                        Index to Financial Statements

                                                                                      PAGE
                                                                                      -----
                                     NEW ACQUISITIONS
COOK AND STAFF, INC. AND RELATED COMPANY
  Report of Independent Public Accountants..........................................  F-2
  Balance Sheets....................................................................  F-3
  Statements of Operations..........................................................  F-4
  Statements of Stockholder's Equity................................................  F-5
  Statements of Cash Flows..........................................................  F-6
  Notes to Financial Statements.....................................................  F-7
B&B INFORMATION AND IMAGE MANAGEMENT, INC.
  Report of Independent Public Accountants..........................................  F-10
  Balance Sheets....................................................................  F-11
  Statements of Operations..........................................................  F-12
  Statements of Stockholder's Equity................................................  F-13
  Statements of Cash Flows..........................................................  F-14
  Notes to Financial Statements.....................................................  F-15
PREMIER DOCUMENT MANAGEMENT, INC.
  Report of Independent Public Accountants..........................................  F-19
  Balance Sheets....................................................................  F-20
  Statements of Operations..........................................................  F-21
  Statements of Stockholder's Equity................................................  F-22
  Statements of Cash Flows..........................................................  F-23
  Notes to Financial Statements.....................................................  F-24

                              PRO FORMA FINANCIAL STATEMENTS
F.Y.I. INCORPORATED AND SUBSIDIARIES
  Pro Forma Balance Sheet -- March 31, 1996 (unaudited).............................  F-31
  Pro Forma Statement of Operations for the Year Ended December 31, 1995
     (unaudited)....................................................................  F-32
  Pro Forma Statement of Operations for the Three Months Ended March 31, 1996
     (unaudited)....................................................................  F-33
  Notes to Pro Forma Financial Statements (unaudited)...............................  F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cook and Staff, Inc.:

     We have audited the accompanying combined balance sheets of Cook and Staff, Inc. (a California corporation) and Related Company as of December 31, 1994 and 1995, and the related combined statements of operations, stockholder's equity, and cash flows for the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Cook and Staff, Inc. and Related Company as of December 31, 1994 and 1995, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  June 22, 1996

                    COOK AND STAFF, INC. AND RELATED COMPANY

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                 DECEMBER 31,
                                                           ------------------------     MARCH 31,
                                                              1994          1995          1996
                                                           ----------    ----------    -----------
                                                                                       (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents..............................  $1,153,664    $1,261,271    $ 1,943,773
  Accounts receivable, less allowance for doubtful
     accounts of $100,000, $150,000, and $150,000
     respectively........................................   1,587,782     1,856,161      1,850,460
                                                           ----------    ----------     ----------
          Total current assets...........................   2,741,446     3,117,432      3,794,233
PROPERTY AND EQUIPMENT, net..............................     449,230       346,493        309,587
OTHER NONCURRENT ASSETS..................................      40,786        41,586         41,586
                                                           ----------    ----------     ----------
          Total assets...................................  $3,231,462    $3,505,511    $ 4,145,406
                                                           ==========    ==========     ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities...............  $  220,140    $  185,044    $   199,896
  Sales tax payable......................................      48,445        42,427         57,406
  Accrued compensation and benefits......................     168,970       199,176        116,804
                                                           ----------    ----------     ----------
          Total current liabilities......................     437,555       426,647        374,106
                                                           ----------    ----------     ----------
DEFERRED INCOME TAXES....................................      27,902        32,134         34,837
                                                           ----------    ----------     ----------
          Total liabilities..............................     465,457       458,781        408,943
                                                           ----------    ----------     ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock...........................................      13,851        13,851         13,851
  Additional paid in capital.............................         405           405            405
  Retained earnings......................................   2,751,749     3,032,474      3,722,207
                                                           ----------    ----------     ----------
          Total stockholder's equity.....................   2,766,005     3,046,730      3,736,463
                                                           ----------    ----------     ----------
          Total liabilities and stockholder's equity.....  $3,231,462    $3,505,511    $ 4,145,406
                                                           ==========    ==========     ==========

    The accompanying notes are an integral part of these combined financial statements.

                    COOK AND STAFF, INC. AND RELATED COMPANY

                       COMBINED STATEMENTS OF OPERATIONS

                                          YEAR ENDED DECEMBER 31,               THREE MONTHS ENDED
                                  ---------------------------------------            MARCH 31,
                                     1993          1994          1995         -----------------------
                                  -----------   -----------   -----------        1995         1996
                                                                              ----------   ----------
                                                                              (UNAUDITED)  (UNAUDITED)
SERVICE REVENUE.................  $11,448,402   $12,014,034   $11,951,513     $2,845,343   $3,173,373
COST OF SERVICES................    7,210,020     7,549,289     7,427,090      1,969,407    2,004,298
DEPRECIATION AND AMORTIZATION...      278,731       254,750       226,912         56,703       56,703
                                  -----------   -----------   -----------      ---------    ---------
          Gross profit..........    3,959,651     4,209,995     4,297,511        819,233    1,112,372
SELLING, GENERAL, AND
  ADMINISTRATIVE EXPENSES.......    3,184,328     1,555,595     1,709,945        381,875      418,919
                                  -----------   -----------   -----------      ---------    ---------
          Operating income......      775,323     2,654,400     2,587,566        437,358      693,453
OTHER (INCOME) EXPENSE:
  Interest income...............      (29,499)      (44,240)      (49,445)        (1,788)      (3,372)
  Other (income) expense, net...     (340,188)      (13,055)          690           (309)      (1,736)
                                  -----------   -----------   -----------      ---------    ---------
INCOME BEFORE INCOME TAXES......    1,145,010     2,711,695     2,636,321        439,455      698,561
PROVISION FOR INCOME TAXES......       28,626        54,234        39,596          6,592        8,828
                                  -----------   -----------   -----------      ---------    ---------
          Net income............  $ 1,116,384   $ 2,657,461   $ 2,596,725     $  432,863   $  689,733
                                  ===========   ===========   ===========      =========    =========
  PRO FORMA DATA
     (Unaudited -- see Note 8)
HISTORICAL NET INCOME...........  $ 1,116,384   $ 2,657,461   $ 2,596,725     $  432,863   $  689,733
PRO FORMA COMPENSATION
  DIFFERENTIAL..................    1,572,002            --            --             --           --
PRO FORMA PROVISION FOR INCOME
  TAXES.........................    1,058,179     1,030,444     1,014,932        169,190      267,065
                                  -----------   -----------   -----------      ---------    ---------
PRO FORMA NET INCOME............  $ 1,630,207   $ 1,627,017   $ 1,581,793     $  263,673   $  422,668
                                  ===========   ===========   ===========      =========    =========

    The accompanying notes are an integral part of these combined financial statements.

                    COOK AND STAFF, INC. AND RELATED COMPANY

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY

                                           COMMON STOCK       ADDITIONAL                       TOTAL
                                         -----------------     PAID-IN       RETAINED      STOCKHOLDER'S
                                         SHARES    AMOUNT      CAPITAL       EARNINGS         EQUITY
                                         ------    -------    ----------    -----------    -------------
BALANCE, December 31, 1992.............    100     $10,000       $405       $ 2,159,329     $  2,169,734
  Dividends declared...................     --          --         --          (681,425)        (681,425)
  Net income...........................     --          --         --         1,116,384        1,116,384
                                           ---     -------       ----       -----------      -----------
BALANCE, December 31, 1993.............    100      10,000        405         2,594,288        2,604,693
  Contribution.........................    100       3,851         --                --            3,851
  Dividends declared...................     --          --         --        (2,500,000)      (2,500,000)
  Net income...........................     --          --         --         2,657,461        2,657,461
                                           ---     -------       ----       -----------      -----------
BALANCE, December 31, 1994.............    200      13,851        405         2,751,749        2,766,005
  Dividends declared...................     --          --         --        (2,316,000)      (2,316,000)
  Net income...........................     --          --         --         2,596,725        2,596,725
                                           ---     -------       ----       -----------      -----------
BALANCE, December 31, 1995.............    200      13,851        405         3,032,474        3,046,730
  Net income (unaudited)...............     --          --         --           689,733          689,733
                                           ---     -------       ----       -----------      -----------
BALANCE, March 31, 1996 (unaudited)....    200     $13,851       $405       $ 3,722,207     $  3,736,463
                                           ===     =======       ====       ===========      ===========

    The accompanying notes are an integral part of these combined financial statements.

                    COOK AND STAFF, INC. AND RELATED COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS


                                                     YEAR ENDED DECEMBER 31,            THREE MONTHS ENDED MARCH 31,
                                             ----------------------------------------    --------------------------
                                                1993          1994           1995           1995           1996
                                             ----------    -----------    -----------    -----------    -----------
                                                                                         (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................ $1,116,384    $ 2,657,461    $ 2,596,725    $   432,863    $   689,733
  Adjustments to reconcile net income to net
    cash provided by operating activities --
    Depreciation and amortization expense...    278,731        254,750        226,912         56,703         56,703
    Deferred income taxes...................      9,399         (6,923)         4,232          6,177          2,703
    Loss on disposal of assets..............     36,337             --          8,847             --            822
    Changes in operating assets and
      liabilities --
      Increase) decrease in --
         Accounts receivable, net...........   (366,286)       298,333       (268,379)      (131,857)         5,701
      Increase (decrease) in --
         Accounts payable and accrued
           liabilities......................    (74,072)       (37,696)       (35,096)       (57,906)        14,852
         Sales tax payable..................     49,575         (1,084)        (6,018)       (38,582)        14,979
         Accrued compensation and
           benefits.........................      1,231         (3,183)        30,206         65,811        (82,372)
                                             ----------    -----------    -----------     ----------     ----------
           Net cash provided by operating
             activities.....................  1,051,299      3,161,658      2,557,429        333,209        703,121
                                             ----------    -----------    -----------     ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment,
    net.....................................   (305,045)      (166,222)      (137,422)       (75,781)       (20,619)
  Proceeds from sales of property...........     24,781             --          4,400             --             --
  Other.....................................     (3,878)          (610)          (800)            --             --
                                             ----------    -----------    -----------     ----------     ----------
         Net cash used in investing
           activities.......................   (284,142)      (166,832)      (133,822)       (75,781)       (20,619)
                                             ----------    -----------    -----------     ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends............................   (681,425)    (2,500,000)    (2,316,000)            --             --
                                             ----------    -----------    -----------     ----------     ----------
         Net cash used in financing
           activities.......................   (681,425)    (2,500,000)    (2,316,000)            --             --
                                             ----------    -----------    -----------     ----------     ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...     85,732        494,826        107,607        257,428        682,502
CASH AND CASH EQUIVALENTS, at beginning of
  period....................................    573,106        658,838      1,153,664      1,153,664      1,261,271
                                             ----------    -----------    -----------     ----------     ----------
CASH AND CASH EQUIVALENTS, at end of
  period.................................... $  658,838    $ 1,153,664    $ 1,261,271    $ 1,411,092    $ 1,943,773
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid for --
    Income taxes............................ $      800    $    52,500    $    39,750    $    18,000    $     9,756
NONCASH FINANCING TRANSACTIONS:
  Contribution, equipment................... $       --    $     3,851    $        --    $        --    $        --

    The accompanying notes are an integral part of these combined financial statements.

                    COOK AND STAFF, INC. AND RELATED COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     The accompanying combined financial statements include the accounts of Cook and Staff, Inc. and RAC Services, Inc. (the "Related Company", collectively the "Company"). The Company provides litigation support services to its customers from its offices in California.

     In June 1996, the Company and its stockholder intend to enter into a definitive agreement with F.Y.I. Incorporated ("FYI") pursuant to which the Company will sell selected assets to FYI (the "Acquisition").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     Cook and Staff, Inc. and Related Company are under common control. All significant intercompany transactions have been eliminated in combination.

  Fiscal Year-Ends

     RAC Services, Inc. has a December 31 year-end. Cook and Staff, Inc. has a June 30 year-end. Cook and Staff, Inc. accounts and results for the three years have been recast to a December 31 year-end. The accounts and results of RAC Services, Inc., using a December 31 year-end, have been combined with the recast December 31 year-end accounts and results of Cook and Staff, Inc. in the accompanying combined financial statements for 1993, 1994, and 1995.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation is computed using accelerated methods over the estimated useful lives of the assets.

  Other Long-Lived Assets

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), which established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill. Adoption is required in financial statements for fiscal years beginning after December 15, 1995. The Company does not expect the adoption of SFAS 121 would have any material effect on the combined financial statements.

  Revenue Recognition

     Revenue is recognized when services are rendered to the Company's customers.

  Income Taxes

     The Company is an S corporation for income tax purposes and, accordingly, any income tax liabilities are the responsibility of the stockholder.

                    COOK AND STAFF, INC. AND RELATED COMPANY

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  Concentration of Credit Risk

     Financial instruments that potentially expose the Company to concentration of credit risk, as defined by SFAS No. 105, consist primarily of trade accounts receivable. The Company's customers are concentrated in the Western United States and the primary customers are insurance companies and legal institutions. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following at December 31:

                                                    ESTIMATED
                                                   USEFUL LIVES
                                                     (YEARS)           1994            1995
                                                   ------------     -----------     -----------
    Machinery and equipment......................    5-7            $ 1,038,070     $ 1,109,464
    Computer equipment...........................     5                 706,630         756,677
    Autos........................................     5                  50,203          50,203
                                                                    -----------     -----------
                                                                      1,794,903       1,916,344
    Less -- Accumulated depreciation.............                    (1,345,673)     (1,569,851)
                                                                    -----------     -----------
                                                                    $   449,230     $   346,493
                                                                    ===========     ===========

4. INCOME TAXES:

     The Company has elected S corporation status under the Internal Revenue Code. In lieu of federal income taxes, the shareholder is taxed on the Company's taxable income. Therefore, no provision or liability for federal income tax has been included in the financial statements for the years ended December 31, 1993, 1994, and 1995. A deferred state tax liability exists primarily due to the cash basis method of reporting for income tax purposes. The deferred tax liability represents the State of California S corporation tax on the net temporary differences.

     State income taxes are as follows at December 31:

                                                             1993        1994        1995
                                                            -------     -------     -------
    Current...............................................  $19,227     $61,157     $35,364
    Deferred..............................................    9,399      (6,923)      4,232
                                                            -------     -------     -------
                                                            $28,626     $54,234     $39,596
                                                            =======     =======     =======

                    COOK AND STAFF, INC. AND RELATED COMPANY

5. COMMITMENTS AND CONTINGENCIES:

  Leases

     The Company leases office facilities in California. The leases provide for lease terms over five years commencing on November 1, 1989, through June 30, 1999, with monthly lease payments of $2,534 to $20,866. The lease agreements provide that the Company pay all related taxes and insurance. The total lease expense for the years ended 1993, 1994, and 1995, totaled approximately $399,000, $411,000 and $416,000, respectively. Minimum future lease payments under operating leases as of December 31, 1995, for each of the next five years and in the aggregate are as follows:

                1996..............................................  $385,863
                1997..............................................   136,455
                1998..............................................    86,135
                1999..............................................    15,966
                Thereafter........................................        --
                                                                    --------
                          Total...................................  $624,419
                                                                    ========

  Litigation

     The Company is, from time to time, a party to litigation arising in the normal course of its business, most of which involves claims for workers' compensation incurred in connection with its operations. Management believes that none of these actions will have a material adverse effect on the financial position or results of operations of the Company.

6. COMMON STOCK:

     Common stock at December 31, 1994 and 1995 consists of the following:

                                                             PAR                             ASSIGNED
                                                            VALUE    AUTHORIZED    ISSUED     VALUE
                                                            -----    ----------    ------    --------
Cook and Staff, Inc.......................................  $ 100         1,000      100     $ 10,000
RAC Services, Inc.........................................   None     1,000,000      100        3,851
                                                                      ---------      ---      -------
                                                                      1,001,000      200     $ 13,851
                                                                      =========      ===      =======

7. SIGNIFICANT CUSTOMER:

     The Company has two litigation support customer relationships which combined billings to the respective customer branches and their independent vendor attorneys were approximately 25% and 12% for the year ended December 31, 1995, 23% and 12% for the year ended December 31, 1994, and 11% and 12% for the year ended December 31, 1993.

8. PRO FORMA NET INCOME (UNAUDITED):

     Selling, general, and administrative expenses for the periods presented reflect compensation and related benefits that owners and certain key employees received during the periods. These owners and key employees have agreed to certain reductions in salaries and benefits in connection with the Acquisition.

     The unaudited pro forma data present compensation at the level the officers and owners of the Company have agreed to receive subsequent to the Acquisition. In addition, the pro forma data present the incremental provision for income taxes as if the Company had been subject to federal and state income taxes and adjusted for the impact of the compensation differential discussed above.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

Board of Directors
B & B Information and Image Management, Inc.
Upper Marlboro, Maryland

     We have audited the accompanying balance sheets of B & B Information and Image Management, Inc. (an S Corporation) as of December 31, 1995 and 1994, and the related statements of income, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of B & B Information and Image Management, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

C.W. AMOS & COMPANY, LLC

Baltimore, Maryland
March 20, 1996 (except for Note 8
for which the date is May 31, 1996)

                  B & B INFORMATION AND IMAGE MANAGEMENT, INC.

                                 BALANCE SHEETS

                                     ASSETS


                                                               DECEMBER 31,
                                                         -------------------------      MARCH 31,
                                                            1994           1995           1996
                                                         ----------     ----------     ----------
                                                                                       (UNAUDITED)
                                                                                       ----------
CURRENT ASSETS
  Cash.................................................  $  246,350     $  173,189     $  242,353
  Trade and other receivables, less allowance for
     doubtful accounts in 1994 of $11,200 and 1995 of
     $20,200...........................................   1,280,436      1,851,326      1,756,097
  Inventories..........................................     172,700        154,715        242,023
  Prepaid expenses.....................................      56,812         80,627         46,779
                                                         ----------     ----------     ----------
          Total current assets.........................  $1,756,298     $2,259,857     $2,287,252
                                                         ----------     ----------     ----------
PROPERTY AND EQUIPMENT, net............................  $3,083,803     $3,125,103     $3,156,065
                                                         ----------     ----------     ----------
OTHER ASSETS
  Prepaid expenses and deposits........................  $   30,260     $    1,418     $    2,243
  Debt issuance costs, net of accumulated amortization
     in 1994 of $90,303 and 1995 of $131,389...........      87,893        103,235        101,848
                                                         ----------     ----------     ----------
                                                         $  118,153     $  104,653     $  104,091
                                                         $4,958,254     $5,489,613     $5,547,408
                                                         ==========     ==========     ==========
                              LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Note payable, bank...................................  $       --     $   50,000     $  150,000
  Current maturities of long-term debt.................     231,827        157,612        159,366
  Accounts payable and accrued expenses................     637,941        984,884        771,692
  Dividends payable....................................          --             --        252,928
  Deferred revenue.....................................     241,522        290,599        255,130
                                                         ----------     ----------     ----------
          Total current liabilities....................  $1,111,290     $1,483,095     $1,589,116
                                                         ----------     ----------     ----------
LONG-TERM DEBT.........................................  $2,729,236      2,491,070     $2,450,022
                                                         ----------     ----------     ----------
CONTINGENCY
STOCKHOLDER'S EQUITY
  Capital stock, par value $10 per share; 100 shares
     authorized, issued and outstanding................  $    1,000     $    1,000     $    1,000
  Additional paid-in capital...........................      81,590         81,590         81,590
  Retained earnings....................................   1,035,138      1,432,858      1,425,680
                                                         ----------     ----------     ----------
                                                         $1,117,728     $1,515,448     $1,508,270
                                                         ----------     ----------     ----------
                                                         $4,958,254     $5,489,613     $5,547,408
                                                         ==========     ==========     ==========

  The Notes to Financial Statements are an integral part of these statements.

                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS


                                               YEAR ENDED DECEMBER 31,   THREE MONTHS ENDED MARCH 31,
                                               ------------------------    ------------------------
                                                  1994          1995          1995          1996
                                               ----------    ----------    ----------    ----------
                                                                                 (UNAUDITED)
REVENUES:
  Service revenue............................  $5,343,032    $6,495,449    $1,570,720    $1,944,715
  Product revenue............................     777,896     1,549,756       211,982       271,064
  Other revenue..............................      59,910        34,749        14,401        10,945
                                               ----------    ----------    ----------    ----------
                                               $6,180,838    $8,079,954    $1,797,103    $2,226,724
COST OF SERVICES.............................   3,108,429     3,658,599       827,515     1,115,918
COST OF PRODUCT SOLD.........................     610,836     1,250,228       162,714       235,779
DEPRECIATION.................................     301,455       332,937        75,519        84,510
                                               ----------    ----------    ----------    ----------
          Gross profit.......................  $2,160,118    $2,838,190    $  731,355    $  790,517
SELLING, GENERAL, AND ADMINISTRATIVE
  EXPENSES...................................   1,621,830     1,920,570       439,081       500,153
                                               ----------    ----------    ----------    ----------
          Operating income...................  $  538,288    $  917,620    $  292,274    $  290,364
OTHER (INCOME) EXPENSE:
  Interest income............................         (83)         (706)         (184)         (825)
  Interest expense...........................     138,836       183,708        52,383        41,552
  Amortization...............................      65,355        41,086            --         1,387
  Other, net.................................      (3,918)        6,043            --       (15,000)
                                               ----------    ----------    ----------    ----------
          Net income.........................  $  338,098    $  687,489    $  240,075    $  263,250
                                               ==========    ==========    ==========    ==========

  The Notes to Financial Statements are an integral part of these statements.

                   B&B INFORMATION AND IMAGE MANAGEMENT, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1994
               AND THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

                                              COMMON STOCK      ADDITIONAL
                                            ----------------     PAID-IN       RETAINED
                                            SHARES    AMOUNT     CAPITAL       EARNINGS       TOTAL
                                            ------    ------    ----------    ----------    ----------
BALANCE, December 31, 1993................    100     $1,000     $ 81,590     $  927,406    $1,009,996
  Net income..............................     --         --           --        338,098       338,098
  Shareholder dividends...................     --         --           --       (230,366)     (230,366)
                                              ---     ------      -------     ----------    ----------
BALANCE, December 31, 1994................    100     $1,000     $ 81,590     $1,035,138    $1,117,728
  Net income..............................     --         --           --        687,489       687,489
  Shareholder dividends...................     --         --           --       (289,769)     (289,769)
                                              ---     ------      -------     ----------    ----------
BALANCE, December 31, 1995................    100     $1,000     $ 81,590     $1,432,858    $1,515,448
  Net income (unaudited)..................     --         --           --        263,250       263,250
  Shareholder dividends (unaudited).......     --         --           --       (270,428)     (270,428)
                                              ---     ------      -------     ----------    ----------
BALANCE, March 31, 1996 (unaudited).......    100     $1,000     $ 81,590     $1,425,680    $1,508,270
                                              ===     ======      =======     ==========    ==========

  The Notes to Financial Statements are an integral part of these statements.

                  B & B INFORMATION AND IMAGE MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                                                                            THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            MARCH 31,
                                              -----------------------     -----------------------
                                                1994          1995          1995          1996
                                              ---------     ---------     ---------     ---------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................. $ 338,098     $ 687,489     $ 240,075     $ 263,250
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation............................   301,455       332,937        75,519        84,510
     Amortization............................    65,355        41,086            --         1,387
     Increase (decrease) in provision for
       doubtful accounts.....................   (58,500)        9,000            --         3,000
     (Gain) loss on sale of property and
       equipment.............................        --         6,833            --       (15,000)
     Changes in assets and liabilities:
       (Increase) decrease in:
          Trade and other receivables........  (351,096)     (579,890)      (80,170)       92,229
          Inventories........................    14,649        17,985       (57,052)      (87,308)
          Prepaid expenses and deposits......   (18,283)        5,027        (3,330)       33,023
       Increase (decrease) in:
          Accounts payable and accrued
            expenses.........................    20,078       256,605       (24,246)     (213,192)
          Deferred revenue...................    71,781        49,077       (29,350)      (35,469)
                                              ---------     ---------     ---------     ---------
            Net cash provided by operating
               activities.................... $ 383,537     $ 826,149     $ 121,446     $ 126,430
                                              ---------     ---------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment........ $(245,082)    $(359,432)    $ (40,667)    $(118,166)
  Proceeds from sale of property and
     equipment...............................        --        68,700            --        17,694
                                              ---------     ---------     ---------     ---------
            Net cash used by investing
               activities.................... $(245,082)    $(290,732)    $ (40,667)    $(100,472)
                                              ---------     ---------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds (repayment) of short-term
     borrowings.............................. $(439,000)    $  50,000     $      --     $ 100,000
  Proceeds from long-term borrowings.........   565,352       223,787        13,489            --
  Payments on long-term debt.................  (139,120)     (536,168)      (45,257)      (39,294)
  Debt issuance costs........................        --       (56,428)           --            --
  Shareholder dividends......................  (230,366)     (289,769)     (120,037)      (17,500)
                                              ---------     ---------     ---------     ---------
            Net cash used by financing
               activities.................... $(243,134)    $(608,578)    $(151,805)    $  43,206
                                              ---------     ---------     ---------     ---------
Net increase (decrease) in cash.............. $(104,679)    $ (73,161)    $ (71,026)    $  69,164
Cash, beginning of year......................   351,029       246,350       246,350       173,189
                                              ---------     ---------     ---------     ---------
Cash, end of year............................ $ 246,350     $ 173,189     $ 175,324     $ 242,353
                                              =========     =========     =========     =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................. $ 134,633     $ 180,544     $  52,383     $  41,552
                                              =========     =========     =========     =========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:
  Purchases of property and equipment
     included in accounts payable............ $      --     $  90,338     $      --     $      --
                                              =========     =========     =========     =========
  Dividends declared and payable............. $      --     $      --     $      --     $ 252,928
                                              =========     =========     =========     =========

  The Notes to Financial Statements are an integral part of these statements.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

     B & B Information and Image Management, Inc. ("Company") is in the principal business of converting paper documents into electronic and microfilm images for customers in the Mid-Atlantic region.

     Significant accounting policies not disclosed elsewhere in the financial statements are as follows:

     Depreciation:

          Depreciation is provided on the straight-line method over the estimated useful lives of the related assets.

     Amortization:

          Debt issuance costs are being amortized on the straight-line method over the terms of the related debt.

     Income taxes:

          The Company has elected to be treated as a Small Business Corporation (an S Corporation) under the provisions of the Internal Revenue Code. The financial statements do not include a provision for income taxes since taxable income is allocated to and reported directly by the shareholder.

     Revenue recognition:

          Microfilm processing revenue is recognized on a percentage-of-completion basis. Service contract revenue is recognized on a straight-line basis over the terms of the individual service contracts. Revenue from the sale of supplies and equipment is recognized upon shipment.

     Credit risk:

          The Company has deposits in a financial institution in excess of amounts insured by the Federal Deposit Insurance Corporation.

     Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

NOTE 2. INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out method) or market, and include the following:

                                                                       1994         1995
                                                                     --------     --------
    Parts and supplies.............................................  $167,083     $154,530
    Equipment for resale...........................................     5,617          185
                                                                     --------     --------
                                                                     $172,700     $154,715
                                                                     ========     ========

NOTE 3. PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost and consists of the following:

                                                        ESTIMATED            DECEMBER 31,
                                                       USEFUL LIVES    ------------------------
                                                         (YEARS)          1994          1995
                                                       ------------    ----------    ----------
    Land and land improvements.......................     --           $  599,773    $  599,773
    Building.........................................     40            1,961,701     1,972,704
    Production equipment.............................   5 to 7          1,590,491     1,892,259
    Furniture and fixtures...........................   5 to 7            192,413       203,186
    Transportation equipment.........................      3              279,264       282,342
                                                                       ----------    ----------
                                                                       $4,623,642    $4,950,264
    Less accumulated depreciation....................                   1,539,839     1,825,161
                                                                       ----------    ----------
                                                                       $3,083,803    $3,125,103
                                                                       ==========    ==========

NOTE 4. NOTE PAYABLE AND LONG-TERM DEBT

     Long-term debt consists of the following:

                                                      INTEREST
                     DESCRIPTION                        RATE           1994          1995
    ----------------------------------------------  -------------   ----------    ----------
    Industrial Revenue Bonds; Variable Rate         Variable
      Demand/Fixed Rate Revenue Bonds, Prince       (3.95% at
      George's County, Maryland; due beginning in   December 31,
      1996 through 2014...........................  1995)           $2,400,000    $2,400,000
    Consolidated term loan, bank; due December,
      1997; paid in full in 1995..................  Prime + 1.0%       460,443            --
    Term loan, bank; due April, 1998..............  Prime + 1.0%            --       161,111
    Notes payable, vehicles; due at various dates   Varies 8.99%
      through November, 1998......................  to 13.2%            54,890        58,068
    Note payable, equipment; due July, 1997.......  6.00%               16,502        10,237
    Note payable, equipment; due August, 1997.....  4.77%               29,228        19,266
                                                                    ----------    ----------
                                                                    $2,961,063    $2,648,682
    Current maturities............................                     231,827       157,612
                                                                    ----------    ----------
    Long-term debt................................                  $2,729,236    $2,491,070
                                                                    ==========    ==========

     During 1995, the Company obtained a $250,000 demand revolving line of credit for short-term working capital financing which is limited to 80% of eligible accounts receivable at the bank's prime rate plus 1%, expiring in April, 1996. The note is collateralized by all assets of the Company excluding real estate and is guaranteed by the Company's shareholder. Borrowings on the line of credit at December 31, 1995 were $50,000.

     The Industrial Revenue Bonds were issued to provide funds for the construction of the Company's office and operating facility, for the purchase of certain equipment to be used in that facility, and for certain related expenses. All real estate, equipment, and other tangible property at the location are pledged as collateral to the bond holders.

     The Industrial Revenue Bonds are secured by a letter of credit issued by a bank on behalf of the Company for approximately $2,450,000, expiring on December 31, 1996. The letter of credit is guaranteed by the Company's shareholder. The letter of credit was placed with a new bank during 1995 resulting in issuance costs of $56,428. The Company has the option to extend the letter of credit based on the bank's annual review.

     The Company had a consolidated term loan with its former bank, payable in monthly installments of $12,500 plus interest at the bank's prime rate plus 1%, maturing on December 31, 1997. During 1995, the Company borrowed $200,000 from a bank, and used the proceeds and operating cash to repay the consolidated term loan. The new term loan is payable in 36 equal monthly installments of principal, plus interest through April, 1998, and is collateralized by all assets of the Company, excluding real estate, and is guaranteed by the Company's shareholder.

     The bond indenture, term loan and letter of credit agreements have covenants which, among other things, require the maintenance of certain financial ratios. In addition, cross-default provisions exist among the bond indenture and related agreements.

     Notes payable, vehicles and equipment have senior collateral rights to certain property and equipment, excluding the facility and related land pledged to the bondholders, and are subordinated to the term loan as to accounts receivable and inventories.

     Maturities of long-term debt are as follows:

                1996.............................................  $  157,612
                1997.............................................     153,098
                1998.............................................      87,972
                1999.............................................     100,000
                2000.............................................     100,000
                Thereafter.......................................   2,050,000
                                                                   ----------
                                                                   $2,648,682
                                                                   ==========

     The fair value of the note payable and long-term debt at December 31, 1995 approximates $2,301,000 based upon loans with similar terms and average maturities currently being offered to the Company.

NOTE 5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
    Accounts payable...............................................  $355,908     $530,471
    Accrued payroll and related benefits...........................   256,178      409,623
    Other accrued expenses.........................................    25,855       44,790
                                                                     --------     --------
                                                                     $637,941     $984,884
                                                                     ========     ========

NOTE 6. RELATED PARTY TRANSACTIONS

     The Company traded with a related party in the amount of $120,000 for the years ended December 31,
1995 and 1994. At December 31, 1994, $20,000 was included in accounts payable and accrued expenses.

NOTE 7. CONTINGENCY

     A former employee has filed a grievance against the Company with the Equal Employment Opportunity Commission for discrimination and wrongful termination. Management and the Company's counsel believe that the allegations and grievance are without merit, and intend to vigorously contest this claim.

NOTE 8. SUBSEQUENT EVENT (UNAUDITED)

     On May 31, 1996, the Company and its shareholder entered into an agreement to be merged into F.Y.I. Incorporated effective May 1, 1996. The Company will continue to operate as a wholly-owned subsidiary of F.Y.I.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Premier Document Management, Inc.

     We have audited the accompanying combined balance sheet of Premier Document Management, Inc. and Affiliate as of December 31, 1995 and the related combined statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Premier Document Management, Inc. and Affiliate as of December 31, 1995 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            MOSS ADAMS LLP

Seattle, Washington
June 21, 1996

                PREMIER DOCUMENT MANAGEMENT, INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31,      MARCH 31,
                                                                          1995            1996
                                                                      ------------     -----------
                                                                                       (UNAUDITED)
CURRENT ASSETS
  Cash and cash equivalents.........................................    $ 87,550        $ 267,258
  Accounts receivable -- trade, net of allowance for doubtful
     accounts of $13,494 in 1995 and $13,778 in 1996................     196,655          229,729
  Refundable income taxes...........................................      23,000           10,100
  Prepaid expenses..................................................      86,846           65,962
                                                                         -------          -------
          Total current assets......................................     394,051          573,049
PROPERTY AND EQUIPMENT, net.........................................     311,090          341,335
DEPOSITS............................................................      10,888           10,888
                                                                         -------          -------
                                                                        $716,029        $ 925,272
                                                                         =======          =======
                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..................................................    $     12        $  49,697
  Notes payable.....................................................      34,944           34,944
  Accrued liabilities
     Wages..........................................................      11,170          105,037
     Vacation.......................................................      20,000           32,600
     Payroll taxes..................................................         346           21,803
     Business taxes.................................................      14,669            4,435
  Deferred income taxes.............................................      82,900           81,900
                                                                         -------          -------
          Total current liabilities.................................     164,041          330,416
                                                                         -------          -------
COMMITMENTS AND CONTINGENCY (Notes 7 and 10)
STOCKHOLDERS' EQUITY
  Common stock......................................................      21,000           21,000
  Additional paid-in capital........................................      72,229           72,229
  Retained earnings.................................................     458,759          501,627
                                                                         -------          -------
                                                                         551,988          594,856
                                                                         -------          -------
                                                                        $716,029        $ 925,272
                                                                         =======          =======

    The accompanying notes are an integral part of these combined financial statements.

                PREMIER DOCUMENT MANAGEMENT, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF OPERATIONS

                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                          YEAR ENDED      ---------------------------
                                                         DECEMBER 31,        1996            1995
                                                             1995         -----------     -----------
                                                         ------------     (UNAUDITED)     (UNAUDITED)
SERVICE REVENUE........................................   $3,022,691       $ 866,752       $ 696,022
COST OF SERVICES.......................................    1,632,568         498,389         371,472
DEPRECIATION...........................................       84,367          27,733          16,235
                                                          ----------        --------        --------
          Gross profit.................................    1,305,756         340,630         308,315
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...........    1,185,033         286,571         256,466
                                                          ----------        --------        --------
          Operating income.............................      120,723          54,059          51,849
OTHER INCOME (EXPENSE)
  Interest income......................................        8,379             709           3,242
  Interest expense.....................................         (209)             --              --
                                                          ----------        --------        --------
          Income before income taxes...................      128,893          54,768          55,091
PROVISION FOR INCOME TAXES.............................       32,243          11,900          12,100
                                                          ----------        --------        --------
NET INCOME.............................................   $   96,650       $  42,868       $  42,991
                                                          ==========        ========        ========

    The accompanying notes are an integral part of these combined financial statements.

                PREMIER DOCUMENT MANAGEMENT, INC. AND AFFILIATE

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                COMMON STOCK       ADDITIONAL
                                             ------------------     PAID-IN      RETAINED
                                             SHARES     AMOUNT      CAPITAL      EARNINGS     TOTAL
                                             -------    -------    ----------    --------    --------
BALANCE, December 31, 1994, as previously
  reported (Unaudited).....................  120,000    $21,000     $ 72,229     $374,109    $467,338
  Prior period adjustment (Note 11)........                                       (12,000)    (12,000)
                                             -------    -------      -------     --------    --------
BALANCE, December 31, 1994, as restated....  120,000     21,000       72,229      362,109     455,338
          Net income.......................                                        96,650      96,650
                                             -------    -------      -------     --------    --------
BALANCE, December 31, 1995.................  120,000     21,000       72,229      458,759     551,988
          Net income.......................                                        42,868      42,868
                                             -------    -------      -------     --------    --------
BALANCE, March 31, 1996 (Unaudited)........  120,000    $21,000     $ 72,229     $501,627    $594,856
                                             =======    =======      =======     ========    ========

    The accompanying notes are an integral part of these combined financial statements.

                PREMIER DOCUMENT MANAGEMENT, INC. AND AFFILIATE

                        COMBINED STATEMENT OF CASH FLOWS

                                                                               THREE MONTHS ENDED
                                                                                    MARCH 31,
                                                              YEAR ENDED    -------------------------
                                                             DECEMBER 31,      1996          1995
                                                                 1995       -----------   -----------
                                                             ------------   (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...............................................   $   96,650     $  42,868     $  42,991
  Adjustments to reconcile income from operations to net
     cash from operating activities
     Depreciation and amortization.........................      118,555        37,154        24,324
     Deferred income taxes.................................       15,000        (1,000)       (5,600)
     Changes in assets and liabilities
       Accounts receivable -- trade, net...................      (37,851)      (33,074)      (28,704)
       Refundable income taxes.............................      (40,000)       12,900        (4,400)
       Prepaid expenses....................................      (16,825)       20,884        35,303
       Deposits............................................        1,406            --            --
       Accounts payable....................................       (3,275)       49,685        42,028
       Accrued liabilities.................................       16,338       117,690        46,183
                                                               ---------      --------      --------
                                                                 149,998       247,107       152,125
                                                               ---------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment......................     (240,063)      (67,399)      (59,166)
  Receipts (advances) on note receivable...................       45,500            --        (3,156)
                                                               ---------      --------      --------
                                                                (194,563)      (67,399)      (62,322)
                                                               ---------      --------      --------
CHANGE IN CASH.............................................      (44,565)      179,708        89,803
CASH AND CASH EQUIVALENTS
  Beginning of period......................................      132,115        87,550       132,116
                                                               ---------      --------      --------
  End of period............................................   $   87,550     $ 267,258     $ 221,919
                                                               ---------      --------      --------
SUPPLEMENTAL INFORMATION
  Cash paid during the period for
     Interest..............................................   $      209     $      --     $      --
                                                               ---------      --------      --------
     Income tax............................................   $   57,243     $      --     $  22,100
                                                               ---------      --------      --------

    The accompanying notes are an integral part of these combined financial statements.

                PREMIER DOCUMENT MANAGEMENT, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     OPERATIONS -- Premier Document Management, Inc. and Affiliate (the "Company") provides medical records reproduction and management services on behalf of hospitals and medical clinics in the Pacific Northwest. The amount the Company can charge requesting parties for reproduction services is regulated by law. It operates out of facilities located throughout Washington and in San Jose, California.

     On May 31, 1996, the Company merged with Premier Acquisition Corp., a wholly-owned subsidiary of F.Y.I. Incorporated (see Note 12).

     PRINCIPLES OF COMBINATION -- The combined financial statements include the accounts of Premier Document Management, Inc. and PDM Services, Inc., an affiliate controlled through common ownership. All material intercompany transactions have been eliminated.

     USE OF ESTIMATES -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     CASH EQUIVALENTS -- For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     DEPRECIATION AND AMORTIZATION -- Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the related assets or the length of the lease, whichever is less.

     INCOME TAXES -- Income taxes are provided for the effect of transactions reported in the financial statements tax provision consists of taxes currently due plus deferred taxes related to differences in the financial statement and tax bases of certain assets and liabilities.

     PDM Services, Inc., with consent of its stockholder, has elected to be taxed as an S corporation. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of taxable income. On May 31, 1996, the Company merged with Premier Acquisition Corp. and ceased to be an S corporation (see Note 12).

     INTERIM FINANCIAL STATEMENTS -- The accompanying combined statements of income and cash flows for the three months ended March 31, 1996 and 1995 are unaudited. The unaudited results of operations and cash flows have been prepared on the same basis as the audited combined financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation for the periods presented.

                PREMIER DOCUMENT MANAGEMENT, INC. AND AFFILIATE

NOTE 2 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                  DECEMBER 31,      MARCH 31,
                                                                      1995            1996
                                                                  ------------     -----------
                                                                                   (UNAUDITED)
    Copying equipment...........................................    $189,907        $ 209,845
    Vehicles....................................................     144,054          158,467
    Computer hardware...........................................     222,120          249,792
    Computer software...........................................      20,352           20,352
    Office furniture............................................      56,857           62,233
    Production equipment........................................      29,574           29,574
    Leasehold improvements......................................       7,233            7,233
                                                                    --------         --------
                                                                     670,097          737,496
    Less accumulated depreciation and amortization..............     359,007          396,161
                                                                    --------         --------
                                                                    $311,090        $ 341,335
                                                                    ========         ========

NOTE 3 -- RELATED PARTY TRANSACTIONS

     NOTE RECEIVABLE -- At December 31, 1994, the Company held a $45,500 promissory note receivable from its President and majority stockholder. During 1995, payment was received in full, along with $3,326 of interest.

     NOTES PAYABLE -- The Company has four unsecured promissory notes totaling $34,944 payable to its President and majority stockholder. The notes are payable on demand and bear interest at 4%. Subsequent to March 31, 1996, the stockholder contributed the notes to the Company. Accordingly, the balance was reclassified to additional paid-in capital.

NOTE 4 -- INCOME TAXES

     The provision for income taxes consists of the following:

                                                                           THREE MONTHS ENDED
                                                                               MARCH 31,
                                                        YEAR ENDED     --------------------------
                                                       DECEMBER 31,       1996           1995
                                                           1995        -----------    -----------
                                                       ------------    (UNAUDITED)    (UNAUDITED)
    Current expense..................................    $ 17,243        $12,900        $12,600
    Deferred expense (benefit).......................      15,000         (1,000)          (500)
                                                          -------        -------        -------
                                                         $ 32,243        $11,900        $12,100
                                                          =======        =======        =======

                PREMIER DOCUMENT MANAGEMENT, INC. AND AFFILIATE

     The provision for income taxes differs from the amount determined by applying U.S. statutory federal income tax rates to income before income taxes as a result of the following differences:

                                                                           THREE MONTHS ENDED
                                                        YEAR ENDED             MARCH 31,
                                                       DECEMBER 31,    --------------------------
                                                           1995           1996           1995
                                                       ------------    -----------    -----------
                                                                       (UNAUDITED)    (UNAUDITED)
    Tax at statutory rates...........................    $ 30,332        $ 8,692        $ 9,186
      Non-deductible loss of PDM Services, Inc., an S
         corporation.................................         940            379            (17)
      Non-deductible items...........................       1,262            143             61
      Effect of estimated higher rates used to
         calculate deferred tax assets and
         liabilities.................................        (291)         2,686          2,870
                                                          -------        -------        -------
    Provision for income taxes.......................    $ 32,243        $11,900        $12,100
                                                          =======        =======        =======

     Deferred income taxes are computed based on temporary differences between the financial statement and tax bases of certain assets and liabilities. The Company has elected to prepare its income tax return using the cash method of accounting. Accordingly, temporary differences relate to accrual basis assets and liabilities as well as differences in accumulated depreciation. Gross deferred income tax assets and liabilities are comprised of the following:

                                                                  DECEMBER 31,      MARCH 31,
                                                                      1995            1996
                                                                  ------------     -----------
                                                                                   (UNAUDITED)
    Deferred tax liabilities
      Accrual basis income......................................    $ 92,100        $  92,100
      Depreciation..............................................       8,600            7,600
                                                                    --------         --------
                                                                     100,700           99,700
    Deferred tax assets
      Accrual basis expenses....................................     (17,800)         (17,800)
                                                                    --------         --------
    Net deferred tax liability..................................    $ 82,900        $  81,900
                                                                    ========         ========

     Income taxes for the three months ended March 31, 1995 and 1996 were computed using the effective tax rate estimated to be applicable for the full fiscal year.

NOTE 5 -- COMMON STOCK

     Common stock consists of the following:



                                                                  DECEMBER 31,      MARCH 31,
                                                                      1995            1996
                                                                  ------------     -----------
                                                                                   (UNAUDITED)
    Premier Document Management, Inc.
      $1 par value; 50,000 shares authorized; 20,000 shares
      issued and outstanding....................................    $ 20,000         $20,000
    PDM Services, Inc.
      No par value, 1,000,000 shares authorized; 100,000 shares
      issued and outstanding....................................       1,000           1,000
                                                                     -------         -------
                                                                    $ 21,000         $21,000
                                                                     =======         =======

                PREMIER DOCUMENT MANAGEMENT, INC. AND AFFILIATE

NOTE 6 -- RETIREMENT PLAN

     The Company sponsors a defined contribution employee retirement plan qualified under IRC Section 401(k). The plan covers substantially all employees 18 years of age or older with one year of service. The Company makes annual matching contributions to the plan ranging up to 1.5% of eligible participants' compensation. Total pension expense for the year ended December 31, 1995 and the three months ended March 31, 1996 (unaudited) and 1995 (unaudited) was $6,068, $1,524 and $1,479, respectively. The Company may also make contributions that are discretionary, as determined by the Board of Directors. No discretionary contributions were made during 1995 or the first three months of 1996.

NOTE 7 -- COMMITMENTS

     The Company is obligated under operating lease agreements for three office facilities. Future minimum lease payments under these leases for years ending December 31 are as follows:

                                                   SEATTLE     SPOKANE     TACOMA      TOTAL
                                                   -------     -------     ------     -------
    1996.......................................... $70,400     $ 5,400     $4,300     $80,100
    1997..........................................      --       5,400      2,100       7,500
    1998..........................................      --       4,500         --       4,500
                                                   -------     -------     ------     -------
                                                   $70,400     $15,300     $6,400     $92,100
                                                   =======     =======     ======     =======

     Future minimum lease payments at March 31, 1996 were not materially different from the amounts at December 31, 1995. The Company also leases office space in San Jose, California for $500 per month. The lease may be terminated by either party with 60 days notice.

     Rent expense for the year ended December 31, 1995 and three months ended March 31, 1996 (unaudited) and 1995 (unaudited) was approximately $75,500, $18,200 and $20,100, respectively.

NOTE 8 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     Notes payable to stockholder are carried at $34,944, bear interest at 4%, and are payable on demand. Because of the related party nature of these financial instruments, which allows for possible modification to their terms and maturities, it is not practicable to estimate fair value.

NOTE 9 -- CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMER

     CONCENTRATIONS OF CREDIT RISK -- Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and trade receivables. The Company places its temporary cash investments with major financial institutions. At times, deposits may exceed federally insured limits. The Company generally does not require collateral on trade receivables, however, prepayment is required from customers whose outstanding balance exceeds 90 days. Historically, credit related losses have not been significant.

     MAJOR CUSTOMER -- The Company receives more than ten percent of its revenue from the State of Washington Department of Social and Human Services. Following is a summary of the percentage of revenue earned and accounts receivable due from this customer:

                                                                       THREE MONTHS ENDED MARCH 31,
                                                        YEAR ENDED     ---------------------------
                                                       DECEMBER 31,       1996           1995
                                                           1995        -----------    -----------
                                                       ------------    (UNAUDITED)    (UNAUDITED)


    Revenues.........................................      15.8%          12.6%          15.2%
                                                           ====           ====           ====
    Accounts receivable..............................      14.3%          14.9%
                                                           ----           ----

                PREMIER DOCUMENT MANAGEMENT, INC. AND AFFILIATE

NOTE 10 -- CONTINGENCY

     The Company is a co-defendant in a lawsuit alleging improper disclosure of an individual's medical records. The amount of damages has not been specified. Defense of the claim has been assumed by the Company's insurance carrier. Management believes the suit is without merit and will not have a material effect on the Company's financial position.

NOTE 11 -- PRIOR PERIOD ADJUSTMENT

     Management has determined that accrued vacation expense was not recorded in prior years. Accrual of this liability, net of tax, resulted in a $12,000 decrease in retained earnings at December 31, 1994.

NOTE 12 -- SUBSEQUENT EVENTS

     COMPANY MERGER -- On May 31, 1996, the Company merged with Premier Acquisition Corp. ("Premier"), a wholly-owned subsidiary of F.Y.I. Incorporated ("FYI"). Under the terms of the Agreement and Plan of Reorganization, Company stockholders received consideration consisting of cash and shares of FYI common stock. Additional consideration is contingent on the performance of Premier during the eight month period ended December 31, 1996.

     In connection with the merger, the Company President and majority stockholder executed a five year noncompetition agreement with Premier and FYI. All other stockholders executed similar agreements with terms of three years. The majority stockholder also entered into a three year employment agreement as President of Premier.

     EXECUTIVE BONUS -- On May 30, 1996, the Company paid a $225,000 bonus to its President.

                      F.Y.I. INCORPORATED AND SUBSIDIARIES

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     These pro forma combined financial statements should be read in conjunction with the historical financial statements of the Founding Companies Combined, F.Y.I. Incorporated financial statements and the individual Founding Company financial statements. See "Index to Financial Statements."

     F.Y.I. acquired, simultaneously with and as a condition to the closing of the Offering in January 1996, Imagent, Researchers, Recordex, DPAS, Leonard, Deliverex and Permanent Records. The Acquisitions have been accounted for in accordance with generally accepted accounting principles ("GAAP") as a combination of the Founding Companies at historical cost, because the Founding Companies' stockholders transfered assets to F.Y.I. in exchange for Common Stock and cash simultaneously with F.Y.I.'s initial public offering, the nature of future operations of the Company will be substantially identical to the combined operations of the Founding Companies, and no former stockholder group of any of the Founding Companies obtained a majority of the outstanding voting shares of the Company. Accordingly, historical financial statements of these Founding Companies have been combined throughout all relevant periods as if the Founding Companies had always been members of the same operating group. However, since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. For accounting purposes the acquisitions of the Founding Companies were recorded by the Company as of January 31, 1996.

     In May 1996, the Company acquired B&B Information and Image Management, Inc. ("B&B") and Premier Document Management, Inc. and PDM Services, Inc. ("Premier"). In June 1996, the Company acquired all of the non-cash assets of Robert A. Cook and Staff, Inc. and RAC Services, Inc. ("Cook"). All of the New Acquisitions are accounted for under the purchase method of accounting.

     The following unaudited pro forma financial statements of F.Y.I. Incorporated and subsidiaries gives effect to: (i) the Acquisitions of B&B, Premier and Cook and (ii) the acquisition of the Founding Companies for the periods prior to the consummation of the acquisitions (January 31, 1996).

     The unaudited pro forma balance sheet is based upon:

          (i) the unaudited consolidated balance sheet of F.Y.I. as of March 31, 1996; and

          (ii) the unaudited balance sheet of B&B and Premier purchased during May 1996 and Cook purchased during June 1996 as if the acquisitions had occurred on March 31, 1996.

     The unaudited pro forma statement of operations for the three months ended March 31, 1996 is based upon:

          (i) the unaudited statement of operations of F.Y.I. for the period from February 1, 1996 to March 31, 1996 combined with the unaudited statement of operations for the Founding Companies for the one month ended January 31, 1996;

          (ii) the unaudited statement of operations for B&B, Premier and Cook from January 1, 1996 to March 31, 1996.

     The unaudited pro forma statement of operations for the year ended December 31, 1995 is based upon:

          (i) the audited combined financial statements of the Founding Companies for the year ended December 31, 1995; and

          (ii) the audited financial statements of B&B, Premier and Cook for the year ended December 31, 1995.

     The pro forma financial statements have been prepared based upon certain assumptions and include all adjustments as detailed in the Notes to Pro Forma Financial Statements.

     The Company has preliminarily analyzed the savings that it expects to be realized by consolidating certain general and administrative functions, including reductions in accounting, audit, insurance and benefit plan expenses. In addition, the Company anticipates that it will realize significant benefits from: (i) the reduction in interest payments related to the prepayment of outstanding Founding Company debt; (ii) its ability to borrow at lower interest rates than the Founding Companies; and (iii) the interest earned on the net proceeds of the Offering remaining after payment of the expenses of the Offering and the cash portion of the consideration for the Founding Companies. The Company has not and cannot quantify these savings at the present time. These savings will be offset by the costs of being a public company and the incremental increase in costs related to the Company's new management. However, these costs, like the savings that they offset, cannot be quantified accurately. Accordingly, neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information of F.Y.I. Incorporated and Subsidiaries for the periods prior to the acquisition of the Founding Companies.

     The pro forma financial data does not purport to represent what the Company's financial position or results of operations would actually have been if such transaction in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period.

                      F.Y.I. INCORPORATED AND SUBSIDIARIES

                      PRO FORMA BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                          HISTORICAL
                                                            F.Y.I.            NEW            PRO FORMA
                                                         INCORPORATED     ACQUISITIONS       COMBINED
                                                         ------------     ------------       ---------
CURRENT ASSETS:
  Cash and cash equivalents............................    $ 10,037         $ (7,098)(A)      $ 2,939
  Accounts receivable, less allowance..................       8,369            3,577 (A)       11,946
  Prepaids and other current assets....................         925              598 (A)        1,523
                                                           --------         --------          -------
          Total current assets.........................      19,331           (2,923)          16,408
PROPERTY AND EQUIPMENT, net............................       5,116            3,407 (A)        8,523
INTANGIBLE ASSETS, net.................................       1,749           16,673 (A)       18,422
OTHER NON CURRENT ASSETS...............................       1,203              203 (A)        1,406
                                                           --------         --------          -------
          Total assets.................................    $ 27,399         $ 17,360          $44,759
                                                           ========         ========          =======
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable and accrued liabilities.............    $  7,155         $  2,798 (A)      $ 9,953
  Short-term obligations...............................          47               88 (A)          135
  Current maturities of long-term obligations..........         227              243 (A)          470
                                                           --------         --------          -------
          Total current liabilities....................       7,429            3,129           10,558
LONG-TERM OBLIGATIONS, net of current..................         634           10,687 (A)       11,321
DEFERRED INCOME TAXES, net.............................         129               88 (A)          217
OTHER NON CURRENT LIABILITIES..........................
                                                           --------         --------          -------
          Total liabilities............................       8,192           13,904           22,096
STOCKHOLDERS' EQUITY
  Preferred Stock......................................          --               --               --
  Common Stock.........................................          53                3 (A)           56
  Additional paid-in capital...........................      18,756            3,453 (A)       22,209
  Retained earnings....................................         398               --              398
                                                           --------         --------          -------
          Total stockholders' equity...................      19,207            3,456           22,663
                                                           --------         --------          -------
          Total liabilities and stockholders' equity...    $ 27,399         $ 17,360          $44,759
                                                           ========         ========          =======

                      F.Y.I. INCORPORATED AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE YEAR DECEMBER 31, 1995 (UNAUDITED)
                                 (IN THOUSANDS)

                                               F.Y.I.       FOUNDING                      NEW                    PRO FORMA
                                            INCORPORATED    COMPANIES    ADJUST       ACQUISITIONS    ADJUST     COMBINED
                                            ------------    ---------    ------       ------------    -------    ---------
REVENUE:
  Service revenue........................      $   --        $40,615     $  --          $ 21,470      $    --     $62,085
  Product revenue........................          --          6,138        --             1,550           --       7,688
  Other revenue..........................          --            873        --                35           --         908
                                               ------         ------     ------           ------       ------      ------
        Total revenue....................          --         47,626        --            23,055           --      70,681
COST OF SERVICES.........................          --         25,937        --            12,719                   38,656
COST OF PRODUCTS SOLD....................          --          4,972        --             1,250                    6,222
DEPRECIATION.............................          --          1,238        --               644         (305)(B)    1,577
                                               ------         ------     ------           ------       ------      ------
        Gross profit.....................          --         15,479        --             8,442          305      24,226
SELLING, GENERAL AND ADMINISTRATIVE......          --         12,489     (1,976)(F)        4,815          563 (B)  15,513
                                                                                                         (378)(C)
                                               ------         ------     ------           ------       ------      ------
        Operating income.................          --          2,990     1,976             3,627          120       8,713
OTHER (INCOME) EXPENSE:
  Interest expense.......................          --            492        --               225          733 (H)   1,450
  Interest income........................          --           (139)       --               (58)                    (197)
  Other..................................          --           (214)       --                 7                     (207)
                                               ------         ------     ------           ------       ------      ------
        Income before income taxes.......          --          2,851     1,976             3,453         (613)      7,667
PROVISION FOR INCOME TAXES...............          --            163     1,631 (G)            72        1,064 (D)   2,930
                                               ------         ------     ------           ------       ------      ------
NET INCOME...............................      $   --        $ 2,688     $ 345          $  3,381      $(1,677)    $ 4,737
                                               ======         ======     ======           ======       ======      ======
NET INCOME PER COMMON SHARE..............                                                                         $  0.86
                                                                                                                   ======
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING............................       5,286                                                     253 (E)   5,539
                                               ======                                                  ======      ======

                      F.Y.I. INCORPORATED AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF OPERATIONS
                FOR THE THREE MONTHS MARCH 31, 1996 (UNAUDITED)
                                 (IN THOUSANDS)

                                                  F.Y.I.       FOUNDING                    NEW                    PRO FORMA
                                               INCORPORATED    COMPANIES    ADJUST     ACQUISITIONS    ADJUST     COMBINED
                                               ------------    ---------    ------     ------------    ------     ---------
REVENUE:
  Service revenue............................     $7,407        $ 3,487     $  --         $5,985       $  --       $16,879
  Product revenue............................        913            395        --            271          --         1,579
  Other revenue..............................         93             35        --             11          --           139
                                                  ------        -------     -----         ------       -----       -------
        Total revenue........................      8,413          3,917        --          6,267          --        18,597
COST OF SERVICES.............................      4,701          2,195        --          3,618                    10,514
COST OF PRODUCTS SOLD........................        718            308        --            236          --         1,262
DEPRECIATION.................................        212             91        --            170         (77)(B)       396
                                                  ------        -------     -----         ------       -----       -------
        Gross profit.........................      2,782          1,323        --          2,243          77         6,425
SELLING, GENERAL AND ADMINISTRATIVE..........      2,253          1,503      (683 )(F)     1,206         (88)(C)     4,331
                                                                                                         140 (B)
                                                  ------        -------     -----         ------       -----       -------
        Operating income.....................        529           (180)      683          1,037          25         2,094
OTHER (INCOME) EXPENSE
  Interest expense...........................         14             24        --             43         180 (H)       261
  Interest income............................       (106)            --        --             (7)         --          (113)
  Other......................................        (39)           (69)       --            (15)         -- (C)      (123)
                                                  ------        -------     -----         ------       -----       -------
        Income before income taxes...........        660           (135)      683          1,016        (155)        2,069
PROVISION FOR INCOME TAXES...................        262           (130)      351 (G)         21         323 (D)       827
                                                  ------        -------     -----         ------       -----       -------
NET INCOME...................................     $  398        $    (5)    $ 332         $  995       $(478)      $ 1,242
                                                  ======        =======     =====         ======       =====       =======
NET INCOME PER COMMON SHARE..................     $ 0.08                                                           $  0.22
                                                  ======                                                           =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING...      5,286                                                 253 (E)     5,539
                                                  ======                                               =====       =======

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

     THE PRO FORMA ADJUSTMENTS TO THE ACCOMPANYING BALANCE SHEET AS OF MARCH 31, 1996 ARE SUMMARIZED AS BELOW:

A. To record the purchase of B&B, Premier and Cook assets and liabilities including the preliminary allocation of the purchase price (including estimated direct costs) and the disbursement of $15,522,000 cash and issuance of 253,252 shares of Common Stock to consummate the acquisitions.

     The estimated fair market values reflected below are based on preliminary estimates and assumptions and are subject to revision. In management's opinion, the preliminary allocation is not expected to be materially different than the final allocation. The fair market value of the shares of Common Stock used in calculating the Consideration Paid was $13.65 which is based on a 35% discount from the average trading price of the Common Stock based on the length and type of restrictions in the purchase agreements.

        Consideration Paid...............................................  18,979,000
        Estimated Fair Value of Assets...................................   8,060,000
        Estimated Fair Value of Liabilities..............................   5,754,000
        Goodwill.........................................................  16,673,000

     All intangibles are considered enterprise goodwill. Based on the historical profitability of the purchased companies and the trends in the legal, healthcare and other industries to outsource document management functions further in the foreseeable future, the enterprise goodwill will be amortized over a period of 30 years. The carrying value of intangible assets will be reviewed at each reporting period on an acquisition by acquisition basis to determine if facts and circumstances exist which would suggest that the intangible assets may be impaired or that the amortization period needs to be modified.

     THE PRO FORMA ADJUSTMENTS TO THE ACCOMPANYING STATEMENTS OF OPERATIONS ARE SUMMARIZED BELOW:

B. Adjustment to depreciation and amortization expense related to the preliminary purchase price allocations described above.

C. To record the difference between the compensation paid to the stockholders of B&B and Premier for the historical periods presented and the F.Y.I. employment contract compensation to the stockholders.

D. Adjustment of the federal and state income tax provisions based on the pro forma combined operations.

E. To adjust the weighted average shares outstanding to reflect the pro forma effect of the shares issued for the purchase of B&B and Premier.

F. To record the difference between the compensation paid to the stockholders' of the Founding Companies and the F.Y.I. employment contract compensation for the one month ended January 31, 1996 and the year ended December 31, 1995.

G. Adjustment of the federal and state income tax provisions based on the pro forma combined operations of F.Y.I. and the Founding Companies.

H. To record interest expense on the $8,150,000 term debt issued for the purchase of Cook. Proceeds remaining from the Offering were used for the purchase of B&B and Premier, and a portion of Cook.

     Statements throughout this Registration Statement that state the Company's or management's intentions, hopes, beliefs, anticipations, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Risk Factor section of this Registration Statement.

                                   SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 1996

                                       F.Y.I. INCORPORATED




                                       By: /s/ Ed H. Bowman, Jr.
                                           -------------------------------------
                                           Ed H. Bowman, Jr.
                                           President and Chief Executive Officer

                                 EXHIBIT INDEX



Exhibit                    Description
- -------                    -----------

10.17 Agreement and Plan of Reorganization, dated as of May 31, 1996, by and among F.Y.I. Incorporated, B&B
         (Baltimore-Washington) Acquisition Corp., B&B
         Information and Image Management, Inc. and Charles
         J. Bauer, Jr.(1)

10.18    Agreement and Plan of Reorganization, dated as of May
         31, 1996, by and among F.Y.I.  Incorporated, Premier
         Acquisition Corp., Premier Document Management, Inc.,
         PDM Services, Inc., Brian E. Whiteside, Christopher
         S. Moore, Lynnette C. Pomerville and  Gary T.
         Siervert.(1)

10.19 Asset Purchase Agreement, dated as of June 28, 1996, by and among F.Y.I. Incorporated, Robert A. Cook
         Acquisition Corp., Robert A. Cook and Staff, Inc. and
         RAC Services, Inc., Robert A.  Cook and Robert A.
         Cook and Anna M. Cook, as Co-Trustees of the Cook
         1993 Living Trust.

10.20    First Amendment to Credit Agreement, dated as of June
         26, 1996, by and among F.Y.I. Incorporated and its subsidiaries and Banque Paribas, IB55 Sweden Bank &
         Trust, and First Source Financial LLP.

10.21    Warrant issued to Ed H. Bowman, Jr.

10.22    Warrant issued to Robert C. Irvine.

21.1     List of subsidiaries of F.Y.I. Incorporated

23.1     Consent of Arthur Andersen LLP

23.4     Consent of C.W. Amos & Company, LLC

23.5     Consent of Moss Adams, LLP

(1)      Previously filed as an exhibit to the Company's
         Current Report on Form 8-K filed on June 14, 1996 and incorporated herein by reference.